Prospectus Supplement                                           Rule 424(b)(3)
(To Prospectus, dated February 6, 1998)              Registration No. 333-44165

                           FAMILY GOLF CENTERS, INC.
          $115,000,000 5 3/4% Convertible Subordinated Notes Due 2004
                        4,712,832 Shares of Common Stock

             -----------------------------------------------------


         All of the share figures in this Prospectus Supplement have been adjusted to give effect to a three-for-two stock split effected in the form of a stock dividend declared on April 2, 1998 to holders of record of the Common Stock on April 20, 1998.

         This Prospectus Supplement relates to the resale of up to $115,000,000 aggregate principal amount of 5 3/4% Convertible Subordinated Notes due 2004 (the "Notes") of Family Golf Centers, Inc., a Delaware corporation (the "Company"), issued to the initial purchasers of the Notes (the "Initial Purchasers") in private placements consummated on October 16, 1997 and November 14, 1997, the resale of up to 4,631,494 shares of common stock, par value $.01 per share (the "Shares" or "Common Stock"), of the Company which are initially issuable upon conversion of the Notes by any holder thereof and to the offering that may be made from time to time of up to 81,338 Shares, by, or for the accounts of, the holders thereof (the "Selling Security Holders"). This Prospectus Supplement reflects a change in information as to the names of or amounts owned by certain Selling Security Holders from that set forth in the Prospectus. See "Selling Security Holders" and "Plan of Distribution."

         The following table sets forth certain information, as provided by or on behalf of the Selling Security Holders named below, with respect to the principal amount of Notes held by such Selling Security Holder and the number of Shares issuable upon conversion of the Notes. This information was accurate as of the date such information was provided to the Company. The respective amounts set forth may have increased or decreased due to trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market or otherwise since the date such information was provided. The Notes and Shares of Common Stock offered pursuant to the Registration Statement, of which this Prospectus Supplement forms a part, may be offered from time to time in whole or in part by the Selling Security Holders named below. Any or all of the Notes or Shares of Common Stock listed below may be offered for sale by the Selling Security Holders from time to time and therefore no estimate can be given as to the principal amount of Notes or the number of Shares that will be held by the Selling Security holders upon termination of this offering (except that in each case, such number will represent less that 1% of the Common Stock outstanding, unless otherwise indicated). Other than their ownership of the Company's securities, none of the Selling Security Holders listed below has had any material relationship with the Company within the past three years, other than BancAmerica Robertson Stephens (now known as BancBoston Robertson Stephens) and Jefferies & Company, Inc., which have acted as an Initial Purchaser and/or Underwriter for the Company. The percentage of Notes outstanding after the Offering is 0% for each of the Selling Security Holders.

                                         PRINCIPAL                           NUMBER OF                            PERCENTAGE OF
                                      AMOUNT OF NOTE       NUMBER OF         SHARES OF                             COMMON STOCK
                                       BENEFICIALLY       CONVERSION        COMMON STOCK                           OUTSTANDING
                                        OWNED THAT        SHARES THAT       OWNED BEFORE         NUMBER OF          AFTER THE
           NAME                         MAY BE SOLD       MAY BE SOLD       THE OFFERING      SHARES OFFERED         OFFERING
           ----                         -----------       -----------       ------------      --------------         --------
Jefferies & Company, Inc.                3,000,000          120,822              0               120,822                0%
CIBC Oppenheimer Corp.                     300,000           12,082              0                12,082                0%
JMG Convertible Investments, L.P.        1,500,000           60,411              0                60,411                0%
BancBoston Robertson Stephens              375,000           15,103              0                15,103                0%
CPR (USA) Inc.                             500,000           20,137              0                20,137                0%
Libertyview Plus Fund                      400,000           16,110              0                16,110                0%
Libertyview LLC                            100,000            4,027              0                 4,027                0%
Davis Convertible Securities Fund          650,000           26,178              0                26,178                0%


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this Prospectus Supplement is November 6, 1998